Exhibit 10.3

EXECUTION COPY

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is entered into as of June 20, 2013 by and among AV Homes, Inc. (“AV Homes”), each of the subsidiaries of AV Homes signatory hereto (together with AV Homes, the “Companies”) and TPG VI Management, LLC (the “Manager”).

WHEREAS, on June 19, 2013, AV Homes entered into that certain Securities Purchase Agreement, by and between the Company and certain Affiliates of the Manager (as amended, restated or otherwise modified from time to time, and together with all exhibits, schedules, and other attachments thereto, the “Purchase Agreement” and each of the transactions contemplated thereby and by each of the documents required to be entered into pursuant to the terms of the Purchase Agreement, collectively, the “Transaction”), pursuant to which Purchase Agreement, the Company is issuing, and an Affiliate of the Manager is purchasing, on the date hereof two million, five hundred fifty seven thousand, four hundred seventy four (2,557,474) shares of Common Stock of the Company and six hundred sixty five thousand, seven hundred fifty four and three tenths (665,754.3) shares of Preferred Stock of the Company (as each such term is defined in the Purchase Agreement);

WHEREAS, on June 20, 2013, AV Homes entered into that certain Stockholders Agreement, by and between the Company and TPG Aviator, L.P. (“TPG”) (as amended, restated or otherwise modified and as in effect from time to time, the “Stockholders Agreement”);

WHEREAS, to enable the Companies to engage in the Transaction and related transactions, the Manager provided financial and structural advice and analysis as well as assistance with due diligence investigations and negotiations (the “Financial Advisory Services”); and

WHEREAS, the Companies wish to retain the Manager to provide certain management, advisory, consulting, and/or specialized (operational or otherwise) services to the Companies, and the Manager is willing to provide such services on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. The Manager hereby agrees that, during the term of this Agreement set forth in Section 4 below (the “Term”), it will provide to the Companies, to the extent mutually agreed by AV Homes and the Manager, by and through itself and/or the Manager’s successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Manager Designees”), as the Manager may designate from time to time with the consent of AV Homes (which consent will not be unreasonably withheld or delayed), management, advisory, consulting and/or specialized (operational or otherwise) services in relation to the affairs of the Companies. Such management, advisory, consulting and/or specialized (operational or otherwise) services may include, without limitation:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Companies with financing on terms and conditions satisfactory to the Companies;

(b) advice in connection with acquisition, disposition and change of control transactions involving any of the Companies or any of their direct or indirect subsidiaries or any of their respective successors;

(c) financial, managerial and day to day and specialized operational advice in connection with the Companies’ operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Companies or their respective subsidiaries; and

(d) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Manager and the Companies may from time to time agree in writing.

The Manager or its Manager Designees will devote such time and efforts to the performance of the services contemplated hereby as the Manager in good faith deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Manager or any Manager Designee on a weekly, monthly, annual or other basis. This Agreement is non-exclusive and (a) the Manager and any Manager Designee may render similar services to other persons and entities and (b) the Companies or their respective subsidiaries may at times engage one or more investment bankers, financial advisers or other parties to provide similar services to the Companies. In providing services to the Companies or their respective subsidiaries, the Manager and Manager Designees will act as independent contractors, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party hereto has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party hereto. Notwithstanding anything herein to the contrary, the services shall not include service on the board of directors of AV Homes by the TPG Nominated Directors (as defined in the Stockholders Agreement) and the Manager Designees shall not include such TPG Nominated Directors in their capacities as directors of AV Homes.

2.	Payment of Fees.

(a) On the date hereof, the Companies, jointly and severally, will pay to the Manager (or its Manager Designee(s)) an aggregate transaction fee (the “Transaction Fee”) equal to $4,725,000 in consideration of the Manager providing the Financial Advisory Services. In addition to the Transaction Fee, on the date hereof, the Companies will pay to the Manager (or its Manager Designee(s)), an amount equal to all reasonable and documented out-of pocket expenses incurred by or on behalf of the Manager, together with TPG and its Affiliates (as defined in the Stockholders Agreement) in connection with the negotiation and execution of the Purchase Agreement and other agreements referred to therein, including the Stockholders Agreement, and the consummation of the Transaction, up to a maximum of $1,000,000 including, without limitation, (i) the reasonable and documented fees, expenses and disbursements of lawyers, accountants, consultants, financial advisors and other advisors that may have been retained by the Manager or its affiliates and (ii) any fees related to the Transaction incurred by the Manager or its affiliates (all such fees and expenses, in the aggregate, the “Covered Costs”).

(b) During the Term, the Companies, jointly and severally, will pay to the Manager (or its Manager Designee(s)) an aggregate annual retainer fee (the “Monitoring Fee”) as compensation for the services provided by the Manager and the Manager Designees under this Agreement, which will be paid on a quarterly basis in advance, on each January 1, April 1, July 1, and October 1 (or if any such date is a day where banks in New York, New York or Scottsdale, Arizona are permitted or required to be closed for business, on the next day where such banks are required to be open for business). The Monitoring Fee payable in respect of any stub or transition period will be pro-rated based on the number of days in such period relative to the number of days in the quarter. The per annum Monitoring Fee shall be equal to:

(i) $465,000 so long as the Manager, together with TPG and its Affiliates (in each case, as such term is defined in the Stockholders Agreement), owns, as of the date such Monitoring Fee is paid (the “Monitoring Fee Date”), at least thirty percent (30%) of the issued and outstanding Common Stock on an as-converted basis (in each case, as such term is defined in the Stockholders Agreement),

(ii) $350,000 so long as the Manager, together with TPG and its Affiliates, owns, as of the Monitoring Fee Date, at least twenty percent (20%), but less than thirty percent (30%), of the issued and outstanding Common Stock on an as-converted basis,

(iii) $230,000 so long as the Manager, together with TPG and its Affiliates, owns, as of the Monitoring Fee Date, at least fifteen percent (15%), but less than twenty percent (20%) of the issued and outstanding Common Stock on an as-converted basis,

(iv) $120,000 so long as the Manager, together with TPG and its Affiliates, owns, as of the Monitoring Fee Date, at least five percent (5%), but less than fifteen percent (15%), of the issued and outstanding Common Stock on an as-converted basis, and

(v) no Monitoring Fee if the Manager, together with TPG and its Affiliates, owns less than five percent (5%) of the Company’s issued and outstanding Common Stock on an as-converted basis;

provided, that, notwithstanding the foregoing, (i) no Monitoring Fee shall be payable if (A) the Manager, together with TPG and its Affiliates, owns less than five percent (5%) of the issued and outstanding Common Stock of AV Homes or (B) TPG is no longer an Affiliate of Manager and (ii) the amount of each per annum Monitoring Fee shall be decreased by the amount of director fees, if any, paid to the TPG Nominated Directors.

If requested by the Manager, the Monitoring Fee payment shall be segmented in the following categories as directed by the Manager: Base, Financial and Specialized Services.

(c) Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available funds to the account(s) specified by the Manager from time to time.

3. Deferral. Notwithstanding Section 2 above, any fee (or portion thereof) that would have been payable to the Manager (or its Manager Designees) pursuant to Section 2 above absent such payment constituting, resulting in or giving rise to a breach or violation of the terms or provisions of, or resulting in a default under, any guarantee, financing or security agreement or indenture entered into by any of the Companies or any of their respective subsidiaries and in effect on such date in respect of indebtedness for borrowed money or debt security (the “Financing Documents”) applicable to the Companies (the “Deferred Fees”) will instead accrue upon the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2, it being understood that the parties shall use their reasonable best efforts to cause any deferrals hereunder to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable.

4. Term.

(a) This Agreement will continue in full force and effect until December 31, 2023; provided that this Agreement will be automatically extended each December 31 thereafter for an additional one-year period unless either the Manager and/or AV Homes provides written notice of its desire not to automatically extend the term of this Agreement to the other parties hereto at least ninety (90) days prior to such December 31.

(b) This Agreement (a) may be terminated by either party following a material breach of the terms of this Agreement by the other party hereto that is not cured within 30 days following written notice thereof, (b) may be terminated at any time by the Manager and (c) will terminate automatically immediately prior to the earlier of the consummation of a Sale (as defined below) and the first date on which TPG and its Affiliates no longer have the right to designate at least one director of AV Homes pursuant to the Stockholders Agreement.

(c) For the avoidance of doubt, termination of this Agreement will not relieve a party hereto from liability for any breach of this Agreement prior to such termination. In the event of a termination of this Agreement, AV Homes will pay the Manager (or its Manager Designees) all unpaid Transaction Fees (pursuant to Section 2(a) above), Covered Costs (pursuant to Section 2(a) above), Monitoring Fees (pursuant to Section 2(b) above), Deferred Fees (pursuant to Section 3 above) and Reimbursable Expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination. Each payment made pursuant to this Section 4 will be paid by wire transfer of immediately available funds to such account(s) as the Manager may specify to AV Homes in writing prior to such payment.

(d) All of Section 4 through Section 15 will survive termination of this Agreement with respect to matters arising before or after such termination.

(e) For the purposes of this Agreement, “Sale” means a transfer or issuance of equity securities of any of the Companies (including, without limitation, by way of a merger, consolidation, amalgamation, share exchange or other form of similar business combination), in a single or series of related transactions, resulting in a person or persons, or entity or entities, other than the existing stockholders owning, directly or indirectly, a majority of the voting power of the applicable Company upon the consummation of such transfer or issuance or the sale of all or substantially all of the assets of any of the Companies or their successors.

5. Expenses; Indemnification.

(a) Expenses. The Companies, jointly and severally, will pay to the Manager (or its Manager Designee(s)) on demand all Reimbursable Expenses (as defined below) incurred following the date of this Agreement. As used herein, “Reimbursable Expenses” means (i) all reasonable and documented out-of-pocket expenses incurred and paid from and after the consummation of the Transaction relating to the services requested by the Companies to the extent that such requested services are provided by the Manager Designees to the Companies or any of their affiliates from time to time (including, without limitation, all travel-related expenses and outside professional fees), in accordance with the customary practices of the Company, and (ii) all reasonable and documented out-of-pocket legal expenses incurred by the Manager, its affiliates or its Manager Designees in connection with the enforcement of rights or taking of actions under this Agreement; provided, however, that (A) such Reimbursable Expenses shall not exceed $50,000 per year without the prior consent of the Company and (B) such expenses will not be Reimbursable Expenses to the extent previously paid by the Companies as Covered Costs in accordance with Section 2.

(b) Indemnity and Liability.

(i) The Companies, jointly and severally, will indemnify, exonerate and hold the Manager, the Manager Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing, solely in their capacities as such (and not, as the case may be, in their capacity as a director of AV Homes) (collectively, the “Indemnitees”), each of whom is an intended third-party beneficiary of this Agreement, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and reasonable and documented out-of-pocket expenses in connection therewith (including, without limitation, reasonable and documented attorneys’ fees and expenses) incurred by the Indemnitees or any of them after the date of this Agreement (collectively, the “Indemnified Liabilities”) arising out of any action, cause of action, suit, arbitration, investigation or claim (whether involving a claim by the relevant Indemnitee against any of the Companies or involving a third party claim against the relevant Indemnitee), or in any way arising out of or directly or indirectly relating to (i) this Agreement or (ii) operations of or services provided by the Manager or the Manager Designees to the Companies or any of their respective affiliates from time to time pursuant to this Agreement; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of any Indemnitee’s gross negligence, bad faith or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason other than application of the limitations contained herein, each of the Companies, in lieu of the foregoing indemnification and to the extent permissible under applicable law, shall contribute to the to the payment and satisfaction of each of the Indemnified Liabilities in such proportion as is deemed fair and reasonable in light of all of the circumstances in order to reflect (i) the relative benefits received by the Companies and Indemnitees as a result of the event(s) and/or transactions giving cause to such Indemnified Liabilities; and/or (ii) the relative fault of the Companies and the Indemnitees in connection with such event(s) and/or transactions. Notwithstanding the foregoing, when calculating the contribution amounts of the parties in accordance with the preceding sentence, unless the facts and circumstances giving rise to the unavailability or unenforceability of any Indemnitee’s or Indemnitees’ rights were caused by the gross negligence, bad faith or willful misconduct of such Indemnitee or Indemnitees, each of the Companies hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the first proviso in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Companies, then such payments will be promptly repaid by such Indemnitee to the Companies without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person or entity may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation; provided that (i) the Companies hereby agree that they are the indemnitors of first resort under this Agreement (i.e., their obligations to Indemnitees under this Agreement are primary and any obligation of the Manager (or any affiliate thereof other than a Company) to provide advancement or indemnification for the Indemnified Liabilities incurred by Indemnitees are secondary) and (ii) if the Manager (or any affiliate thereof) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder, then (x) the Manager (or such affiliate, as the case may be) will be fully subrogated to all rights of such Indemnitee with respect to such payment and (y) the Companies will fully indemnify, reimburse and hold harmless the Manager (or such other affiliate) for all such payments actually made by the Manager (or such other affiliate) and irrevocably waive, relinquish and release the Manager for contribution, subrogation or any other recovery of any kind in respect of any advancement of expenses or indemnification hereunder unless the circumstances giving rise thereto involve the gross negligence, bad faith or willful misconduct of the Manager, any Manager Designee or their affiliates.

(ii) Promptly after receipt by any Indemnitee of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to this Section 5(b), the Indemnitee shall, if a claim in respect thereof is to be made against any Company, notify the AV Homes in writing of the claim or the commencement of such action; provided, that the failure to notify AV Homes shall not relieve the Companies from any liability that they may have to an Indemnitee except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnitee, and it shall notify the Companies thereof, AV Homes shall be entitled to participate therein. The Companies will not be subject to any liability for any settlement made in respect of any claim or action brought against an Indemnitee without the written consent of AV Homes (which consent will not be unreasonably withheld or delayed).

6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. Neither the Manager nor any of its Manager Designees makes any representations or warranties, express or implied, in respect of the services to be provided by the Manager or the Manager Designees hereunder. In no event will the Manager, its Manager Designees or related Indemnitees be liable to the Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence, bad faith or willful misconduct of the Manager, its Manager Designees or related Indemnitees, as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that the Manager, the Manager Designees and the Indemnitees currently have, and will in the future have, or will consider acquiring, investments in numerous companies with respect to which the Manager, the Manager Designees or the Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that the Manager, each Manager Designee and the Indemnitees have myriad duties to various investors and partners, and in anticipation that the Companies, on the one hand, and the Manager and each Manager Designee (or one or more of the Indemnitees), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Companies hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Manager, the Manager Designees or the Indemnitees as they involve the Companies. Subject to Section 7, and except as the Manager or a Manager Designee may otherwise agree in writing after the date hereof:

(i) The Manager or such Manager Designee and their respective Indemnitees will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Companies and their subsidiaries), (B) to directly or indirectly do business with any client or customer of the Companies and their subsidiaries, (C) to take any other action that the Manager or such Manager Designee believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b) to third parties and (D) not to communicate or present potential transactions, matters or business opportunities to the Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person or entity.

(ii) The Manager, such Manager Designee and their respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Companies or any of their affiliates or to refrain from any actions specified in Section 6(b)(i), and the Companies, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require the Manager, such Manager Designee or any of their respective Indemnitees to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) Except as provided in Section 5, none of the Manager, the Manager Designees nor any of their respective Indemnitees will be liable to the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such person’s or entity’s participation therein.

(c) Limitation of Liability. In no event will the Manager, its Manager Designees or any of its related Indemnitees be liable to the Companies or any of their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to, in connection with or directly or indirectly arising out of this Agreement, before or after termination of this Agreement, including, without limitation, the services to be provided by the Manager or the Manager Designees hereunder, or for any act or omission that does not constitute gross negligence, bad faith or willful misconduct of the Manager or its Manager Designees or in excess of the fees received by the Manager and Manager Designees hereunder, except to the extent that such damages, losses or claims are caused by the gross negligence, bad faith or willful misconduct of the Manager, its Management Designees or any of its Indemnitees, as determined by a final, non-appealable determination of a court of competent jurisdiction.

(d) Excluded TPG Services. Notwithstanding anything else in this Agreement to the contrary, the services provided by the Manager or its Manager Designees hereunder do not include any service provided by the TPG Operations Group (the “Ops Group”) or the TPG Leveraged Procurement Group (the “Leveraged Procurement Group”). In the event that any of the Companies engage the Ops Group or the Leveraged Procurement Group to provide services to any Company or any of its subsidiaries or affiliates, the fees paid by the Companies in exchange for such services will be agreed to at the time of such engagement and will be in addition to the fees owed to the Manager hereunder.

7. Confidentiality.

(a) In connection with the negotiation, execution and consummation of the transactions contemplated by the Purchase Agreement and the provision of Services under this Agreement, the Manager and certain of its Manager Designees may have received and may receive in the future certain confidential, non-public and proprietary information from the Companies and their respective representatives concerning the business, operations and assets of the Companies (collectively, the “Confidential Information”). The Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of acts by Manager or its Representatives (as defined below) in breach of the terms of this Agreement, (ii) is in Manager’s possession or the possession of any of its Representatives prior to disclosure by the Companies, (iii) is disclosed to Manager or any of its Representatives by a third party or by a source who is not known by Manager or any of its Representatives to owe an obligation of confidentiality to the Companies with respect to such information, or (iv) is independently developed by Manager or its Representatives without use of or reference to the Confidential Information and without any breach of the terms of this Agreement.

(b) The Manager and its Representatives shall use reasonable best efforts to keep the Confidential Information in confidence, shall use reasonable best efforts to not disclose any of the Confidential Information in any manner whatsoever, and shall not use the Confidential Information except to provide the services to the Company hereunder or service on the board of directors of the Company, in connection with the evaluation of any investment (or disposition thereof) in the Company or to exercise or enforce any of the rights expressly granted by the Company to TPG or any of its Affiliates under the Stock Purchase Agreement or the Stockholders Agreement (in each case subject to Section 7(c) hereof); provided, however, that (i) the Manager may make any disclosure of information contained in the Confidential Information to which AV Homes expressly gives its prior written consent, (ii) any information contained in the Confidential Information may be disclosed to those Manager Designees, and the Manager’s and such Manager Designees’ respective directors, officers, employees, agents, advisors and other representatives (collectively, only those who receive the Confidential Information, Manager’s “Representatives”) in each case who reasonably require access to the Confidential Information in connection with this Agreement and who the Manager informs of the confidential nature of such information and who agree to keep such information in confidence in accordance with the terms of this Agreement and (iii) with prior notice to AV Homes (to the extent legally permissible and reasonably practicable) and commercially reasonable steps to protect confidentiality, Confidential Information may be disclosed to the extent as advised by legal counsel such disclosure is required by law, regulation or other legal process. Notwithstanding any provision herein to the contrary, the Manager and its Representatives shall not be required to give notice to AV Homes, and shall not be prohibited from disclosing Confidential Information, to the extent such requests or requirements originate from a bank examiner, regulatory authority or self-regulatory authority and occur in the course of an examination or inspection of the business or operations of the Manager or its Representatives. The Manager shall be responsible for any breach of the terms of this Agreement by any of its Representatives. Notwithstanding anything herein to the contrary: (A) the Company acknowledges that in the ordinary course of business, the Manager, certain of the Manager Designees and Representatives and TPG and certain of its Affiliates (each, a “Covered Person”) pursue, acquire, invest in, manage, provide services to and serve on the boards of directors (or equivalent governing bodies) of companies that may be competitors or potential competitors to the Companies, (B) the Manager and the Companies each acknowledge that access to the Confidential Information will inevitably enhance each such Covered Person’s general knowledge and understanding of the Companies’ industries in a way that cannot be separated from such Covered Person’s other knowledge, and the Companies agree that this Agreement shall not restrict the use of such overall knowledge and understanding of such industries by any such Covered Persons, including in connection with the purchase, sale, consideration of, and decisions related to other investments, provision of services to and service on the boards of directors of such investments, provided there is no use or disclosure of any specific Confidential Information otherwise in breach hereof, and (C) the portfolio companies in which TPG or its Affiliates have an investment shall not be deemed to have been provided with Confidential Information solely as a result of any such Covered Person providing services to or otherwise serving on the board of directors (or equivalent governing body) of such portfolio company or taking any action on the board of directors (or equivalent governing body) of such portfolio company, so long as there is no actual disclosure of specific Confidential Information to third parties otherwise in violation of this Agreement.

(c) The Manager acknowledges that it is aware and each of its Representatives is aware of their responsibilities under United States federal and state securities laws regarding trading in securities while in possession of material non-public information obtained from or on behalf of the issuer thereof and with respect to providing such information to other persons who purchase or sell securities of such issuer. The Manager and its Representatives shall comply with all such obligations and shall not trade in securities of the Companies on the basis of material non-public information obtained from the Companies.

8. Assignment, etc. Except as provided below, and without limiting the Manager’s rights to have payments owed to it under this Agreement to be paid to its Manager Designees or other affiliates, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) the Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates that provides services similar to those called for by this Agreement and (b) the provisions hereof for the benefit of Indemnitees will inure to the benefit of such Indemnitees and their successors and assigns as third-party beneficiaries hereof.

9. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective unless in writing and executed by the Companies and the Manager; provided, that the Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person or entity nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

10. Governing Law; Jurisdiction. THIS AGREEMENT AND ALL MATTERS ARISING UNDER OR RELATED TO THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST ANY OF THE PARTIES HERETO RELATING IN ANY WAY TO THIS AGREEMENT MUST BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

13. Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon another party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party delivered in accordance with this Section 13) if (i) delivered personally, (ii) sent and received by facsimile or (iii) sent by certified or registered mail or by Federal Express, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Companies, to:

AV Homes, Inc.

8601 N. Scottsdale Rd. Ste. 225

Scottsdale, Arizona 85253

Attention: Dave Gomez

with a copy (which will not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 S. 7th St.

Minneapolis, Minnesota 55402

Attention: Amy Seidel

Facsimile: (612) 766-1600

If to the Manager, to:

TPG Capital, L.P.

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attention: General Counsel

Facsimile: (817) 871-4010

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl Marcellino

Facsimile: (646) 728-1523

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) on the business day after being received if sent by facsimile other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

14. Severability. If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent that provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

15. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

AV Homes, Inc.

By:	/s/ Roger A. Cregg
Name: Roger Cregg
Title: President & Chief Executive Officer

Avatar Properties Inc.

By:	/s/ Roger A. Cregg
Name: Roger Cregg
Title: President & Chief Executive Officer

TPG VI Management, LLC

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

MANAGEMENT SERVICES

AGREEMENT